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                                                                   EXHIBIT 10.67

                           PRODUCT LICENSE AGREEMENT

     THIS AGREEMENT ("Agreement") is made by and between Easyriders, Inc. a Delaware corporation ("Easyriders") Paisano Publications, Inc., a California corporation ("Paisano") and Easyriders Licensing, Inc., a California corporation ("ELI") each doing business at 28210 Dorothy Drive, Agoura Hills, California 91301, on the one hand (collectively, "Licensor"), and Southern Steel Streetwear, Inc., a Florida corporation ("Licensee"), as of the "Effective Date" specified in section 12 below.

1.   Recitals  This Agreement is made with reference to the following material
     --------
facts:

     1.1 Paisano is the publisher of various magazines sold under the titles ("Titles") "Easyriders", "Biker", "V-Twin", "In the Wind", and others (collectively, the "Magazines").

     1.2 Paisano regularly sells and distributes apparel, accessories and other merchandise (collectively, "Brand Merchandise") under various brand names, including one or more Titles (the "Brand Names"). The Titles and Brand Names, and all trademarks, logos, names, likenesses, visual representations and commercial symbols related thereto which are the subject of this agreement are listed on the attached Schedule 1.2, and, are hereinafter referred to as the "Symbols".

     1.3 Licensor operates in the US and Canada a program (the "License Store Program") whereby it offers licenses to retail store owners and operators ("Store Licensees"), pursuant to which each Store Licensee is permitted to conduct business in a designated geographical territory at a specified retail location (a "License Store"), in exchange for a commitment to purchase a minimum amount of Brand Merchandise initially and on an annual basis.

     1.4 Licensee is an affiliate of Action Promotions, Inc., a Florida corporation ("API"), in that Licensee and API share common ownership. Paisano and Easyriders Events, Inc. (formerly, Teresi, Inc.) are parties to an agreement with API dated as of March 31, 2000 (the "Events License Agreement"), pursuant to which Paisano and Easyriders Events granted a license to API to exploit the Symbols in connection with consumer and industry "Events" (as defined in the Events License Agreement), and to make and sell at such Events event-specific Brand Merchandise and other Brand Merchandise from Licensor's Roadware catalog. Pursuant to the Events License Agreement, there presently exists in favor of API a credit to purchase Brand Merchandise (as specified and defined therein) in the sum of $1,360,194.73 (the "API Credit"). For purposes of this Agreement, $600,000 of the API Credit is defined as the "Offset Credit #1" and the remaining $760,194.73 of the API Credit is defined as the "Offset Credit #2."

     1.5  Licensor sells Brand Merchandise through the following channels:

          (a) To Store Licensees for re-sale in License Stores and as may otherwise be permitted under the applicable store license agreement, and to retail stores offering products and services of interest to motorcycle owners and enthusiasts, through its Roadware Catalog of merchandise (collectively, the "Wholesale Channel");

          (b)  Through API pursuant to the Events License Agreement;

          (c) To retail purchasers on a direct basis, through distribution of its Roadware Catalog in print form, and via Licensor's Internet Web sites and magazine advertisements (the "Retail Channel").
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          (d)  Through license agreements with various manufacturers and distributors, in the US and various foreign territories (the "Licensed Product Channel").

     1.6 Licensee desires to acquire the right to use the Symbols for certain commercial purposes, namely to manufacture and distribute Brand Merchandise for sale through the Wholesale Channel, and Licensor desires to grant such rights to Licensee subject to the terms and conditions of this Agreement.

2.   License   Subject to Licensor's right to terminate under Section 7,
     -------
Licensor hereby grants to Licensee the following limited rights, which, subject to the provisions of sections 2 (c) and 2 (d), below, shall be exclusive to Licensee during the Term, as provided below:

          (a) To use the Symbols in conjunction with the sale, development, marketing and distribution of Brand Merchandise, provided that (i) as used herein, the term "Brand Merchandise" shall not include any right to create, develop, promote, market, license, sell or otherwise distribute publications in any form, including but not limited to magazines, newsletters, books, posters, calendars, videos, radio or television programs, Internet content, movies or any other expression or form of media publication, and (ii) such use shall be limited to the Wholesale Channel.

          (b) To enjoy all of the foregoing rights on a worldwide basis during the Term (the "Licensed Territory"), subject to any laws, regulations or other restrictions or limitations arising from the intellectual property rights of third parties.

          (c)  Licensee acknowledges as follows:

               (1) Licensor has entered into a license agreement (the "Doyle Agreement") with Doyle Motorcycle Productions Corp., an Ontario (Canada) corporation ("Doyle), pursuant to which Doyle has been granted certain rights to source Brand Merchandise in Canada ("Approved Product") and to sell the same directly and through sublicensees of Doyle (collectively, the "Doyle Rights"). Licensee acknowledges receipt of a copy of the Doyle Agreement.

               (2) Licensor has entered into an agreement with HD Lee Company (the "Consent Decree") pursuant to which Licensor has agreed to restrict its marketing and distribution of merchandise bearing the mark "Easyriders" as specified in the Consent Decree. Licensee Acknowledges receipt of a copy of the Consent Decree.

               (3) Licensor is a party to a number of license agreements pursuant to which it has granted various parties the right to manufacture and distribute, in designated territories, Branded Merchandise through the Licensed Product Channel. A schedule of such agreements (collectively, the "Licensed Product Channel Agreements") is attached hereto as Exhibit A, by this reference made a part hereof.

          (d) Licensee hereby agrees that it will not use the license rights granted hereby in any way that would violate, or tend in any way, directly or indirectly, to violate the Doyle Agreement, the Consent Decree and/or the Licensed Product Channel Agreements (the "Excepted Rights"). Licensee acknowledges and agrees that the rights granted hereby are specifically limited by and qualified by the Excepted Rights.

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          (e)  Licensee is hereby granted the right to adopt a fictitious business name incorporating Licensor's tradename "Easyriders," in order to conduct the business contemplated by this agreement, provided that any such name must first be approved by Licensor.

3.   Covenants Concerning License
     ----------------------------

     3.1 During the Term (as defined in section 7) Licensor agrees that it will use reasonable commercial efforts to (a) continue in operation its Licensed Store Program, and (b) continue to promote the Licensed Store Program for the purpose of expanding the number of License Stores, provided that any and all decisions in connection with the operation, maintenance and expansion of the Licensed Store Program shall be made by Licensor in its sole discretion.

     3.2 During the Term, Licensor shall continue to produce its Roadware Catalog, commensurate in style and quality to its current catalog. The Roadware Catalog shall be produced twice annually, one edition for Spring/Summer products and one for Fall/Winter products, and each edition shall be not less than 32 pages in length. The 2 annual Roadware Catalogs shall together continue to include all merchandise then available and comprising Brand Merchandise, except for Brand Merchandise sold through the Licensed Product Channel.

     3.3 At the request of Licensee, Licensor shall produce for Licensee a print-ready "Dealer Version" of its Roadware Catalog, at a cost of $600 per page. Such Dealer Version shall be prepared in a digital format, ready for printing. The cost of $600 per page does not include printing. Licensee shall provide reasonable advance notice if its desire to have such a Dealer Version produced, and the parties shall negotiate in good faith the terms and conditions of delivery and other relevant matters applicable thereto.

     3.4 The parties acknowledge and agree that the objective of this Agreement is to place primary responsibility with Licensee for the design and selection of all Brand Merchandise, irrespective of distribution channel, i.e. the products featured in the Roadware Catalog. In this regard, Licensee shall have primary responsibility for the design and selection of the products which comprise Brand Merchandise (the "Product Array"), subject in all cases to prior collaboration with Licensor and the reasonable approval of Licensor of each product in the Product Array. "Product Array" does not include merchandise sold by Licensor through the Licensed Product Channel.

     3.5 Licensee shall have sole and exclusive responsibility for manufacturing or causing to be manufactured under its direct control (as provided in section 3.11 below), all T-Shirts and non-leather garments in the Product Array, except for such items that are not presently capable of being so manufactured by Licensee (collectively, "Manufactured Merchandise"). All Brand Merchandise other than Manufactured Merchandise is referred to hereinafter as "Vendor Sourced Product." In order to assist Licensee in creating Manufactured Merchandise for the Product Array, Licensor shall make available to Licensee, during the Term, any and all dyes and/or screens for use in silkscreening and/or embroidery which Licensor owns and/or controls, and all art works, images and designs which it owns and/or controls.

     3.6 The parties shall collaborate and cooperate with one another in connection with the acquisition of Vendor Sourced Product, each sharing with the other product source information. Where feasible, the parties shall effect joint purchases of Vendor Sourced Product so as to maximize the opportunity for bulk purchase discounts.

     3.7 Licensee shall have sole and exclusive responsibility for procuring, stocking, warehousing, shipping and fulfilling orders for the sale of merchandise comprising the Product Array to

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(a) License Store owners and dealers in connection with distribution through the
Wholesale Channel, and (b) to Licensor for re-sale through the Retail Channel; provided that with respect to all Brand Merchandise sold through the Retail Channel, Licensor shall have responsibility for (i) maintaining its own inventory, (ii) warehousing and shipping all merchandise, and (iii) processing all orders. In addition, Licensee shall have sole and exclusive responsibility for preparing invoices and collecting all revenues attributable to Wholesale Channel Sales.

     3.8. In order to support the sale of Brand Merchandise to the Wholesale Channel, Paisano shall provide the following advertising support to the Wholesale Channel:

     . 1 full page and 2 one-third pages of 4-color ads in each issue of every motorcycle-themed title Paisano continues to publish. The parties shall collaborate with one another in developing the content for such advertising to ensure that the same is consistent with Licensor's advertising in the various Titles in order to support it sales of Brand Merchandise through the Retail Channel. The parties agree to share the expense thereof on an equitable basis as result of good faith negotiations.

     . At Licensee's sole cost (including reimbursement for incremental materials and labor incurred by Licensor), the right to put in Regional inserts ("bind-ins" or "blow-ins"). There shall be no charge, however, for the right to place these inserts into magazines.

     3.9  Insurance.  During the Term, Licensee agrees to maintain in full
          ---------
force and effect the following minimum levels of insurance coverage.

     . A policy of general and comprehensive liability coverage, insuring against all manner of injuries and damages arising out the performance of this Agreement by Licensee, in the sum of not less than $2 million for each occurrence. Such policy or policies shall cover Licensee and shall name Easyriders and Paisano as additional insureds.

     . As to each physical site owned, leased, occupied or maintained by Licensee for manufacturing, storing, warehousing or holding Brand Merchandise, a comprehensive policy providing coverage for loss or damage to the Brand Merchandise for the full replacement value thereof, which policy shall name Easyriders and Paisano as additional insured.

     . All other insurance and permits required under federal, state and local laws to operate the business of Licensee referred to herein.

     3.10 Use of Titles - Notification.
          ----------------------------

          (a) The license rights granted hereby extend and apply to all current Titles, provided that with respect to all current Titles other than Easyriders, Biker and In the Wind, (collectively, the "Available Titles"), the following provisions shall apply:

               (i) Licensee shall have no right to exploit any Available Title without first providing written notice of Licensee's intentions to do so, which notice shall identify the applicable Available Title, and specify the plan and method developed by Licensee for the marketing of merchandise under an Available Title (each, Magazine Title Plan"). Thereafter, Licensor shall have 30 days to review and evaluate the applicable Magazine Title Plan, and to reasonably approve the same.
          If Licensor reasonably disapproves such Magazine Title Plan it shall notify Licensee before the end of such 30 day period, and if

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          such disapproval is noticed, Licensee shall have no right to exploit the applicable Available Title. If no such disapproval notice is given, Licensee shall then have 60 days to implement the applicable Magazine Title Plan. Should Licensee fail to implement such Magazine Title Plan within such 60 day period, or should Licensee fail to pursue with reasonable commercial diligence such Magazine Title Plan as approved, Licensor shall have the right, to revoke the license as to such Available Title upon the delivery of notice thereof and Licensee's failure to cure such default within ten (10) days.

               (ii) Licensor reserves the right to license to another party any Available Title which has not been licensed to Licensee pursuant the preceding subparagraph 3.10(a)(i), provided that before doing so, it shall provide Licensee with written notice of intentions in this regard, and offer such Available Title to Licensee. Upon receipt of such notice, Licensee shall have 21 days to notify Licensor if it desires to exploit the Available Title in question, and to specify the plan and method to be used by Licensee for the marketing of merchandise under such Available Title. If Licensee fails to respond within such period, or notifies Licensor of its intention not to use the applicable Available Title, then as to such Available Title rejected or not addressed, Licensor shall be free to offer the Available Title(s) in question to any person or entity for the purpose of selling Brand Merchandise. In the event that Licensee does timely submit a Magazine Title Plan for the Available Title in question, then Licensor shall have 30 days to review and evaluate the applicable Magazine Title Plan, and to reasonably approve the same. If Licensor reasonably disapproves such Magazine Title Plan it shall notify Licensee before the end of such 30 day period, and if such disapproval is noticed, Licensee shall have no right to exploit the applicable Available Title. If no such disapproval notice is given, Licensee shall then have 60 days to implement the applicable Magazine Title Plan. Should Licensee fail to implement such Magazine Title Plan within such 60 day period, or should Licensee fail to pursue with reasonable commercial diligence such Magazine Title Plan as approved, Licensor shall have the right, to revoke the license as to such Available Title upon the delivery of notice thereof and Licensee's failure to cure such default within ten (10) days.

          (b) In the event that Paisano develops and launches any new magazine title, Licensor shall notify Licensee of such new title, and offer Licensee an option to include such new title as a Symbol covered by the terms and conditions of this Agreement. Such offer shall be in writing, and shall be exercisable for a period expiring 21 days following the delivery of such notice. If Licensee fails to respond within such period, or notifies Licensor of its intention not to exercise such option within such period, then such option shall expire, and Licensor shall be free to offer such new magazine title to any person or entity for the purpose of selling Brand Merchandise.

     3.11 With respect to Wholesale Channel sales, Licensee shall indicate Licensor's ownership of the Symbols whenever Licensee uses the Symbols in connection with the advertising, manufacture, or sale of Brand Merchandise. Licensee shall provide all trade dress and labels for the Product Array, subject to the reasonable approval of Licensor, and Licensee shall use only such approved trade dress and labels in connection with the sale of Brand Merchandise through the Wholesale Channel.

     3.12 Licensee will comply with all laws applicable to the Symbols, including compliance with marking requirements. Should Licensee fail to perform Licensee's obligations under this Section, Licensor may perform them on Licensee's behalf, without notice to Licensee and at Licensee's sole cost and expense.

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     3.13  Although none of the rights granted to Licensee by this Agreement can be assigned to others without Licensor's express written consent, Licensee is permitted hereby to cause the Brand Merchandise to be manufactured by others for Licensee. In such event, the agreements between Licensee and Licensee's subcontractors shall be subject to Licensor's written approval, which consent shall not be unreasonably withheld, and shall provide that Licensor may enter upon Licensee's subcontractors' premises to determine whether the Brand Merchandise is being produced in accordance with the terms and conditions of this Agreement. Licensor agrees that Hot Action Sportswear, Inc. is pre-approved as a subcontractor to manufacture all Brand Merchandise as provided for under this agreement.

     3.14 Licensee acknowledges Licensor's exclusive right, title, and interest in and to the Symbols and will not do anything that will in any way impair or tend to impair any part of Licensor's right, title, and interest. In connection with the use of the Symbols, Licensee will not represent that Licensee has any ownership in the Symbols or in its registration. Use of the Symbols by Licensee will not create any right, title, or interest in or to the Symbols in favor of Licensee. Licensee will not at any time, either during the term of this Agreement or after it has ended, adopt or use any work or mark that is similar to or confusing with the Symbols, without Licensor's prior written consent. Further, Licensee agrees that in performing the obligations of this Agreement, it will not, by act or omission, do anything or cause anything to be done directly or indirectly which will reflect adversely upon Licensor or any of the Symbols, adversely affect the reputation and goodwill of Licensor, or otherwise cause damage or harm to Licensor or any affiliate thereof.

4.   Economic Provisions Pertaining to License.
     -----------------------------------------

     4.1 In exchange for the foregoing grant of exclusive rights, Licensee shall pay to Licensor the following consideration:

          (a) The first $2,500 realized from the sale of Brand Merchandise to any new License Store (the "Initial Product Royalty"). A list of the current Licensed Stores is attached hereto as Exhibit B, by this reference made a part hereof. The aggregate amount of all Initial Product Royalties shall be paid within 20 business days following the end of each calendar month during the Term, for the preceding month.

          (b) A royalty equal to ten percent (10%) of the gross revenues realized by Licensee from the sale of Brand Merchandise through the Wholesale Channel, but not less than 10% of the minimum sales targets per
                                     -----------------------------------------
     year (the "Annual Minimums") set forth in subparagraphs (1) and (2) below
     ----
     (the "Gross Revenue Royalty"):

               (1)  With respect to sales to License Stores: The sum of $37,500
                    ---------------------------------------
                    (the "Per Store Minimum") multiplied by that number of License Stores participating in the License Store Program on an annual basis. The Per Store Minimum shall be pro-rated for each License Store whose license agreement is not in effect for a full calendar year. If, for example, a License Store's agreement is terminated on May 31, the Per Store Minimum for that License Store would be 50% of $37,500. The Per Store Minimum shall be increased each time that the minimum Brand Merchandise commitment required of License Stores under the License Store Program is increased above $75,000, so as to always be 50% of the minimum purchase commitment. For example, if the annual minimum commitment is raised to $90,000, the Per Store Minimum would increase to $45,000 per License Store.

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               (2)  With respect to sales to other stores and customers in the
                    ----------------------------------------------------------
                    Wholesale Channel:
                    -----------------


                    Year           Sales Target
                    ----           ------------

                    1              $500,000

                    2-5 110% of the previous year's actual Sales, but in no event less than $550,000 in Year 2.

                    Thereafter     Increasing on an annual basis in accordance
                                   with any increases in the US Consumer Price
                                   Index.

          (c) For purposes of the foregoing, "Year" shall mean January 1 to December 31, except for the year 2001, which shall mean the period running from the Effective Date through December 31, 2001 ("Year 1"). All of the Annual Minimums for Year 1 shall be pro-rated appropriately. If for example, the Effective Date is April 1, 2001, the Sales Targets in sections 4.1(b)(1) and (2) would be adjusted to 75% of the figures stated.

          (d) The Gross Revenue Royalty shall include all sums realized by Licensee on account of "Sales" to any person, firm or entity, including, without limitation, API, Hot Action Sportswear, or any entity controlled by Melissa Penland and/or John Green, provided that
                                                                  -------------
          as used herein, the term "Sales" shall not include: (i) sales to Licensor under section 4.6 of Manufactured Merchandise, nor (ii) sales to API of Manufactured Merchandise in furtherance of the Events License Agreement.

     4.2 The Initial Product Royalty and Gross Revenue Royalty are hereinafter each referred to sometimes as a "Royalty."

     4.3 The aggregate amount of all Gross Revenue Royalties shall be paid within 20 business days following the end of each calendar month during the Term, for the preceding month, and interest shall accrue upon any unpaid balance thereon at an annual rate of twelve percent (12%) until such unpaid balance has been paid. Such rate of interest shall increase to fifteen percent (15%) on any unpaid balance remaining outstanding in excess of sixty (60) days. For purposes of this provision, Licensee shall have until January 31 of each Year, to pay such additional sums as may be necessary to achieve the Annual Minimums for the previous Year. If, for example, the total, cumulative amount of monthly payments of Gross Revenue Royalties were $175,000 through December 31, and the Annual Minimum for that Year were $200,000, Licensee would have until January 31 of the next Year to pay the additional sum of $25,000 to achieve the required Annual Minimum.

     4.4 Along with each Royalty payment, Licensee shall provide Licensor a statement ("Financial Report") showing the number of units of the Brand Merchandise sold by Licensee during the period covered by the Royalty payment, as well as Licensee's gross receipts for those sales and the computation of Royalties due to Licensor. Such Financial Report will be executed by the President or Chief Financial Officer of Licensee and will contain a representation that the financial information contained therein is to their best knowledge and belief a true and accurate accounting of royalties due Licensor for the month just ended.

     4.5 Upon reasonable notice and at reasonable intervals, Licensor or its auditors shall have the right to examine the books and records of Licensee at Licensor's cost, provided, however, that if any such

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audit shows an underpayment to Licensor of more than 5% as to any applicable royalty payment, Licensee shall reimburse Licensor for the cost of such audit.

     4.6 (a) Subject to the provisions of subparagraph (b) of this Section 4.6, the price charged by Licensee for merchandise sold to Licensor for re-sale by Licensor through the Retail Channel shall be 50% off of "dealer cost."

          (b) Licensee shall have the right to establish any and all "volume discount prices," i.e. the prices to be paid by License Stores and other in the Wholesale Channel for Brand Merchandise based the amount of merchandise purchased. In the case of any sale price ("Volume-Based Dealer Price") based on volume ("Quantity"), Licensor shall be entitled to purchase merchandise at 50% off of such Volume-Based Dealer Price only if it purchases twice the Quantity established for such Volume-Based Dealer Price in the case of buyers other than Licensor. For example, and by way of illustration only, if Licensee establishes for a particular apparel item a unit "dealer cost" of $10 for up to 99 units, and a Volume Based Dealer Price of $9 for purchases of 100 or more units, then Licensor's pricing would be $4.50 per unit only on a purchase by Licensor of 200 or more units. Otherwise, Licensor will be charged the full Volume-Based Dealer Price.

     4.7 As of the Effective Date, Licensee shall deliver to Licensor the fully executed Assumption and Release Agreement in the form of Exhibit B, attached hereto and by this reference made a part hereof.

     4.8 Licensee shall invoice Licensor for all sales of Brand Merchandise to Licensor hereunder, and payment shall be due in accordance therewith. If any such sales are on credit terms, whereby Licensor accepts or takes possession of Brand Merchandise prior to full payment therefor, then as to such merchandise sold on credit, Licensee shall have a first priority lien on such merchandise until full payment is made. Such lien shall be established pursuant to the Pledge and Security Agreement in the form of Exhibit C, attached. Licensor agrees to cooperate with Licensee in connection with the execution of any and all documents necessary to perfect such lien.

5.   Payment for Transition Services and Merchandise.
     -----------------------------------------------

     5.1 Promptly after the Closing Licensor shall deliver to and provide Licensee with all necessary transition and support services, customer and vendor lists, sales records, marketing literature, graphics, and promotional assistance relating to the License Store Program, and its prior activities with respect to sales to the Wholesale Channel. In consideration therefor, and for license rights granted hereby, Licensee shall pay Paisano at the Closing the sum of $600,000, (allocated as set forth in Schedule 5.1 attached) payable by the assumption by Licensee of all obligations of Licensor pertaining to the Offset Credit #1, pursuant to execution (by all parties) and delivery, as of the Effective Date, of the Assumption and Release Agreement in the form of Exhibit B, attached hereto and by this reference made a part hereof.

     5.2 Licensor shall prepare, as of the close of business on the day immediately prior to the Effective Date, an itemized inventory of all Brand Merchandise then held by Licensor (the "Final Inventory"). An itemized list of the Final Inventory shall be attached hereto as Schedule 5.2. In order to provide Licensee with inventory sufficient to enable it to fulfill orders for the Wholesale Channel, Licensor shall sell to Licensee, and Licensee shall purchase from Licensor, the Final Inventory as of the Effective Date. The purchase price shall be $760,194.73 payable through Offset Credit #2 up to the total amount thereof, and thereafter as to any excess, in cash within 5 days of delivery to Licensee. Such sale

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shall be evidenced by a separate Bill of Sale in form satisfactory to Licensee.
Forthwith following the Effective Date, Licensor shall ship the Final Inventory to Licensee at the expense of Licensee.

6.   Representations and Warranties.
     ------------------------------

     6.1  Representations and Warranties of Licensor. Licensor represents and
          ------------------------------------------
warrants to Licensee that:

          (a) Licensor has the full and complete right to enter into and perform the obligations of this Agreement, and to grant the rights specified in the license above.

          (b) Subject to the provisions of Section 2(c), exploitation of the Symbols in the United States, as contemplated by this Agreement, will not infringe upon any trademarks, service marks, license rights of intellectual property interests of any other party.

          (c) No party other than Licensee has the rights granted by this Agreement.

     6.2  Representations and Warranties of Licensee.  Licensee represents and
          ------------------------------------------
warrants to Licensor that:

          (a) Licensee's use of the Symbols will not disparage or reflect adversely upon Licensor or the Symbols, hold Licensor or the Symbols up to scorn or ridicule, damage the reputation and goodwill of Licensor, or otherwise harm Licensor.

          (b) Licensee has the full and complete authority to enter into and perform the obligations of this Agreement, have the financial capacity to perform as contemplated hereby and do so as principals and not as the agents for any other person or entity.

          (c) Licensee acknowledges that Licensor and the Symbols enjoy an excellent reputation, that the Symbols constitute valuable intellectual property of Licensor, and that improper use of the Symbols could cause Licensor irreparable harm.

          (d) Licensee will abide by all laws both in the United States and other countries where violation of such laws could adversely affect the image, reputation or financial condition of Licensor and/or its affiliates.

7.   Term and Termination.
     --------------------

     7.1 Subject to the provisions of Section 7.2, the License granted hereby shall be in effect for a period of 10 years following the Effective Date (the "Term").

     7.2 Licensor shall have the right, upon five (5) days advance notice, to terminate this Agreement prior to expiration of the Term in the event that (a) Licensee is adjudicated bankrupt or insolvent, or makes a general assignment for the benefit of creditors, (b) Licensee materially breaches its obligations under this agreement, and if such breach is capable of being cured, fails to cure the same within twenty (20) business days of receipt of notice from Licensor which specifies the nature of the breach, or (c) in the course or performing the obligations of this Agreement, Licensee engages in any conduct deemed materially detrimental in the good faith opinion of Licensor to the interests of Licensor such that continuation of this Agreement would not be in the best business interests of Licensor.

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

     7.3 For purposes of section 7.2, the term "material breach" shall mean any default by Licensee in the performance of (a) any and all sections hereof which specify and/or limit Licensee's use of the Symbols, (b) Sections 2 (a), 3.4, 3.5, 3.7, 6.2, 11, 12, 15 and 16, (c) any default in payment as provided in
Section 4, and (d) any other obligation which, by reason of such default, substantially prevents Licensor from realizing the overall benefits contemplated by this Agreement, or is likely to cause such consequences.

     7.4  Disposal of Stock
          -----------------

          (a) After the expiration or termination of this Agreement in accordance with sections 7.1 or 7.2 (a), Licensee shall have no further right to manufacture, advertise, distribute, sell, or otherwise deal in any Brand Merchandise except as hereinafter provided. Upon such expiration or termination, Licensor shall have the right (but not the obligation) to purchase all existing inventories of Brand Merchandise, which right shall be exercised, if at all, upon written notice to Licensee delivered within 30 days following such termination or expiration (the "Option Period"). This option (the "Inventory Purchase Option") may be exercised only once, for all or any portion of the available inventory of Brand Merchandise. If Licensor exercises such option, Licensor shall pay to Licensee within 30 days following expiration of the Option Period a sum equal to Licensee's cost, in cash, against delivery to Licensor of the inventory so purchased. In the event such Inventory Purchase Option is not exercised, Licensee shall dispose of finished Brand Merchandise on hand or in process at the time of such expiration or termination, in an orderly fashion, for a period not to exceed 180 days from the date of such termination or expiration days, provided all further payments due with respect to such 180 day period are made in accordance with paragraph 4 hereof.

          (b)  If this Agreement is terminated for any reason set forth in section 7.2 (b) or (c), and the Inventory Purchase Option is not exercised by Licensor then Licensee shall have no rights of disposal under the previous paragraph and Licensee shall immediately upon expiration of the Option Period ship to Licensor, without cost to Licensor, all existing inventory of Brand Merchandise and all items utilized in the manufacture of Brand Merchandise and within its control, except for those items which contain information proprietary to Licensee (e.g. positive films) and all trade dress and containers embodying the property along with a written inventory of Brand Merchandise remaining and on hand, which shall be certified by an officer of Licensee. Licensor's receipt of such inventory, written inventory and other materials shall not constitute a waiver by Licensor of its right to recover any amounts due Licensor or a waiver of its right to exercise any other remedies which are provided by law or this Agreement.

8.   Remedies  Licensee acknowledges that its failure (except as otherwise
     --------
expressly provided herein) to cease the manufacture, sale or distribution of the Brand Merchandise upon the termination or expiration of this Agreement will result in immediate and irreparable damage to Licensor. Licensee acknowledges and admits that there is no adequate remedy at law for such failure to cease manufacture, sale or distribution, and Licensee agrees that in the event of such failure the goods shall be deemed counterfeit and Licensor shall be entitled to equitable relief including, without limitation, temporary and permanent injunctions and such other and further relief as any court or agency with jurisdiction may deem just and proper. Resort to any remedy referred to hereinabove shall not be construed as a waiver of any other rights and remedies to which Licensor is entitled under this Agreement or under applicable law.

9.   Option to Extend.
     ----------------

     9.1 Licensor hereby grants Licensee an option to extend this Agreement for two additional terms of ten (10) years, upon the same terms provided for herein except that as to Section 4, the Minimum

Annual Royalty required to be made by Licensee to Licensor pursuant to section
4.1 (b) shall be, for Year 11 or 21 (as the case may be) the Year 5 Annual Minimum, adjusted to reflect any and all changes in the US Consumer Price Index
(CPI) as of the extension date, from the CPI as of the Effective Date of this Agreement (or any renewal agreement). Thereafter, the Annual Minimums for any extension period shall be adjusted on a Year-by-Year basis to reflect any and all changes from the CPI in effect for the base Year of any such extension period, with respect to section 4.1(b)(1) and (2).

     9.2 In order to exercise such option to renew, Licensee shall deliver notice thereof to Licensor as provided in section 16.11 below, not later than 180 days prior to the end of the Initial term.

10.  Indemnification by Licensor  In the event of any claim, demand, legal
     ---------------------------
action or other legal proceeding against Licensee, or any officer, director, employee or agent of Licensee (collectively "Licensee Parties") which arises from, or occurs by reason of any actual or alleged breach of the foregoing warranties by Licensor, or any breach of this Agreement by Licensor, Licensor shall fully indemnify and hold each Licensee Party harmless from any and all losses, damages, awards, judgments, settlements, decrees and expenses, including, without limitation, attorneys fees and costs, arising from or connected with such claim, demand or legal action/proceeding, provided that in order to be entitled to such indemnification, Licensee shall provide Licensor with timely notice of the basis therefor, and thereafter cooperate with Licensor in the defense of any such claim, demand or legal action/proceeding.

11.  Indemnification by Licensee.  In the event of any claim, demand, legal
     ---------------------------
action or other legal proceeding against Licensor, or any officer, director, employee or agent of Licensor (collectively "Licensor Parties") which arises from, or occurs by reason of any actual or alleged material breach of this Agreement by Licensee, Licensee shall fully indemnify and hold each Licensor Party harmless from any and all losses, damages, awards, judgments, settlements, decrees and expenses, including, without limitation, attorneys fees and costs), arising from or connected with such claim, demand or legal action/proceeding provided that in order to be entitled to such indemnification, Licensor shall provide Licensee with timely notice of the basis therefor, and thereafter cooperate with Licensee in the defense of any such claim, demand or legal action/proceeding.

12.  Assignment Neither party may assign, transfer or delegate all or any of the
     ----------
rights and obligations created by this Agreement without the express written consent of the other party.

13.  Effective Date The effective date of this Agreement is 12:01 a.m. Los
     --------------
Angeles Time on the day on which both parties hereto have executed the same.

14.  Other Covenants of the Parties.
     ------------------------------

     14.1 In order to protect its interests concerning the Symbols, Licensor shall have the right to reasonably approve the name of any entity formed by Licensee to conduct its business under this Agreement. Licensee shall provide Licensor with sufficient prior notice of its proposed name, and Licensor shall have a period of fifteen (15) business days to approve. If Licensor fails to respond within such period, its approval shall be deemed to have been given.

     14.2 In the event of breach of this Agreement by Licensee, Licensor shall be entitled to exercise any and all remedies at law or in equity available to it pursuant to the laws of the State of California. In particular, Licensee acknowledges that any breach of this Agreement concerning the permitted use of the Symbols, or of sections 3.11 or 3.12 would be likely to cause irreparable harm to Licensor, as a consequence of which Licensor shall be entitled to injunctive relief in the event of breach of any such provision.

     14.3 Licensee shall be responsible to pay its own taxes and file appropriate tax returns where required as a result of all activities pursued under this Agreement and shall indemnify Licensor for any such Licensee taxes (including interest or penalties) which may be imposed on Licensor as a result of Licensee's noncompliance with this provision of the Agreement.

15.  Protection of Symbols
     ---------------------

     15.1 Licensee recognizes the great value of the goodwill associated with the Symbols, and acknowledges that the Symbols and all rights therein and goodwill pertaining thereto belong exclusively to Licensor, and that the Symbols have a secondary meaning in the minds of the public. Accordingly, Licensee agrees that it will not, during the term of the Agreement or thereafter, attack the title or any rights of Licensor in and to the Symbols or attack the validity of this Agreement.

     15.2 In furtherance of the protection of the Symbols, to prevent dilution of the value of the Symbols, to eliminate the likelihood of confusion and to prevent deception to the public, Licensee agrees that it will not sell Brand Merchandise in territories, channels of trade, or fields of use not expressly authorized by this Agreement.

     15.3 Licensee agrees to assist Licensor, at Licensor's expense (except as otherwise provided herein), to the extent necessary in the procurement of any protection of Licensor's rights to the Symbols, in the protection and defense of the Symbols, the filing and prosecution of any trademark or copyright application or other applications, the recording of this Agreement or any other agreement, and the publication of any notices or the doing of any other act with respect to the Symbols, including the prevention of the use thereof by any unauthorized person, firm or corporation, that in the judgment of Licensor may be necessary or desirable under any law, regulation or decree of the Licensed Territory. If Licensor so desires, at its expense, it may commence or prosecute any claims or suits in its own name or in the name of Licensee, or join Licensee as a party thereto. Licensee shall notify Licensor in writing of any infringements, possible infringements or any imitations by others of the Symbols or the Brand Merchandise which may come to Licensee's attention. Licensor shall have the sole right to determine whether or not any further action shall be taken on account of any such infringements or imitations. Licensee shall not institute any suit or take any action on account of any such infringements or imitations without first obtaining the written consent of Licensor. Licensee shall not have any rights against Licensor by reason of Licensor's failure to prosecute any such alleged infringements or imitations.

     15.4 Licensee agrees to obtain all necessary governmental approvals with respect to Licensee's sale and advertising of Brand Merchandise and Licensee's rights to manufacture, promote, sell and distribute the Brand Merchandise throughout the Licensed Territory. Licensee shall promptly furnish copies of all such approvals to Licensor, if requested.

16.  General Provisions.
     ------------------

     16.1 Governing Law.  This Agreement shall be governed by and construed in
          -------------
accordance with the laws of the State of California. Any action brought by either party arising out of this Agreement shall be brought in a court of competent jurisdiction in the County of Los Angeles, California, and Licensee hereby consents to the jurisdiction of such court for purposes of adjudicating any and all disputes arising hereunder.

     16.2 Further Assurances.  Each party to this Agreement shall execute all
          ------------------
instruments and documents and take all actions as may be reasonably required to effectuate this Agreement.

     16.3  Counterparts. This Agreement may be executed in counterparts, each of
           ------------
 which shall be deemed an original and all of which together shall constitute one document.

     16.4  Time of Essence.  Time and strict and punctual performance are of the
           ---------------
essence with respect to each provision of this Agreement.

     16.5  Attorney's Fees.  In the event any dispute arises between the parties
           ---------------
hereto to enforce or interpret the provisions of this Agreement, the prevailing party in such action shall be entitled to recover from the other party all reasonable costs, expenses, attorney's fees and costs actually incurred relating to or arising from such action.

     16.6  Modification.  This Agreement may be modified only by a contract in
           ------------
writing executed by the party(ies) to this Agreement against whom enforcement of such modifications is sought.

     16.7  Headings.  The headings of the sections of this Agreement have been
           --------
included only for convenience, and shall not be deemed in any manner to modify or limit any of the provisions of this Agreement, or be used in any manner in the interpretation of this Agreement.

     16.8  Prior Understanding.  This Agreement contains the entire agreement
           -------------------
between the parties to this Agreement with respect to the subject matter of this Agreement, is intended as a final expression of such parties' agreement, is intended as a complete and exclusive statement of the terms of such agreement, and supersedes all negotiations, stipulations, understandings, agreements, representations and warranties, if any, with respect to such subject matter, which precede the execution of this Agreement.

     16.9  Interpretation.  Whenever the context so requires in this Agreement,
           --------------
all words used in the plural (and vice versa), each gender shall be construed to include any other genders, and the word "person" shall be construed to include a natural person, a joint venture, a trust, an estate or any other entity. This Agreement shall be deemed to have been created jointly by all of the parties and shall be interpreted the same way as to all parties, without regard to which of them may have actually drafted the instrument.

     16.10 Partial Invalidity.  Each provision of this Agreement shall be valid
           ------------------
and enforceable to the fullest extent permitted by law. If any provision of this Agreement or the application of such provision to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected by such invalidity or unenforceability, unless such provision of such application of such provision is essential to this Agreement.

     16.11 Notices.  Notices under this agreement shall be deemed effective
           -------
upon receipt, if delivered by messenger, facsimile or overnight courier, and if by regular US mail, on the 3rd day following deposit in the US mail, postage prepaid. All notices shall be sent as follows:

     If to Easyriders or Paisano:      With a copy to:
     ---------------------------       --------------

     Attention: J. Robert Fabregas     Mark Dodge, Esq., General Counsel
     28210 Dorothy Drive               28210 Dorothy Drive
     Agoura Hills, CA 91301            Agoura Hills, CA 91301
     Facsimile: (818) 889-4726         Facsimile: (818) 735-6531

     If to Licensee:                         With a copy to:
     ---------------                         --------------

     Southern Steel Streetwear, Inc.    Michael Holihan, Esq.
     Attention: Melissa Penland         Holihan Diaz
     306 Division Avenue, Bldg. 12      1101 North Lake Destiny Road, Suite 350
     Ormond Beach, FL 32174             Maitland, FL 32751
     Facsimile: (904) 673-8266          Facsimile: (407) 667-0020

     16.12 Successors-in-Interest and Assigns.  Subject to any restriction on
           ----------------------------------
transferability contained in this Agreement, this Agreement shall be binding upon and shall inure to the benefit of the successors-in-interest and permitted assigns of each party to this Agreement. Nothing in this Paragraph shall create any rights enforceable by any person not a party to this Agreement, except for the rights of the successors-in-interest and assigns of each party to this Agreement, unless such rights are expressly granted in this Agreement to other specifically identified persons.

     16.13 Waiver.  Any waiver of a default under this Agreement must be in
           ------
writing and shall not be a waiver of any other default concerning the same or any other provision of this Agreement. No delay or omission in the exercise of any right or remedy shall impair such right or remedy or be construed as a waiver. A consent to or approval of any act shall not be deemed to waive or render unnecessary consent to or approval of any other or subsequent act.

17.  Confidentiality.
     ---------------

     17.1 Licensee will have access to or learn certain information belonging to Licensor that is proprietary and confidential. The term "Confidential Information", as used throughout this Agreement, means any secret or proprietary information relating directly to Licensor's business and that of Licensor's affiliates, including, but not limited to, products, customer lists, pricing policies, employment records and policies, operational methods, marketing plans and strategies, product development techniques or plans, business acquisition plans, new personnel acquisition plans, methods of manufacture, technical processes, designs and design projects, inventions and research programs, trade know-how, trade secrets, specific software, algorithms, computer processing systems, object and source codes, user manuals, systems documentation, and other business and financial affairs of Licensor and its affiliated companies and subsidiaries.

                 Balance of this page left blank intentionally.

     17.2 Licensee will keep strictly confidential all Confidential Information and will not, without Licensor's express written authorization, signed by one of Licensor's authorized officers, use or sell, market or disclose any Confidential Information to any third person, firm, corporation or association for any purpose. Licensee further agrees that Licensee will not make any copies of the Confidential Information except upon Licensor's written authorization, signed by one of Licensor's authorized officers, and will not remove any copy or sample of Confidential Information from the premises of Company without such authorization.

     IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the Effective Date.

Easyriders, Inc.                             Paisano Publications, Inc.



By: /s/ Mark S. Dodge                        By: /s/ Joseph Teresi
    ---------------------------                  --------------------------
Name: Mark S. Dodge                          Name: Joseph Teresi
      -------------------------                    ------------------------
Title: Executive Vice President              Title: Chief Executive Officer
       ------------------------                     -----------------------
Date:  3/28/01                               Date:  3/28/01
       ------------------------                     -----------------------


Easyriders Licensing, Inc.                   Southern Steel Streetwear, Inc.



By: /s/ Mark S. Dodge                        By: /s/ Melissa Penland
    ---------------------------                  --------------------------
Name: Mark S. Dodge                          Name: Melissa Penland
      -------------------------                    ------------------------
Title: Secretary                             Title: Vice President
       ------------------------                     -----------------------
Date:       3/28/01                          Date:  3/28/01
       ------------------------                     -----------------------